S.A.C.I. FALABELLA

SECURITIES REGISTRATION NO. 582

MATERIAL EVENT 03/08

Santiago, January 31, 2008

Superintendent

of Securities and Insurance

By Messenger

Re:

Material Event 02/2008

Dear Superintendent:

In supplement to the subject material event, please be advised that S.A.C.I. Falabella and its attorneys are studying the ruling rendered by the Antitrust Court and eventual actions to take, which, if adopted, will be disclosed in due course.

Sincerely yours,

JUAN BENAVIDES FELIU

Corporate CEO

SACI Falabella

cc:

Stock Exchange

Electronic Exchange of Chile

Brokers Exchange, Securities Exchange

Risk Rating Commission

Banco de  Chile on behalf of the Bondholders

Central Securities Deposit (DCV)

Fitch Chile Clasificadora de Riesgo

Feller & Rate Clasificadora de Riesgo